As filed with the Securities and Exchange Commission on December 3, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

TENNESSEE	62-1543819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Leslie Wolfgang

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Robert J. DelPriore, Esq.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

165 Madison Avenue, Suite 2000

Memphis, Tennessee 38103

Telephone (901) 577-8228

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as the Registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	(Do not check if a smaller reporting company) ☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee (3)
Common Stock, par value $0.01 per share	3,000,000	$31.90	$95,700,000	$3,761.01

(1)	Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) based upon the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on December 1, 2008.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.
(3)	The registration fee of $4,977.26, associated with 1,158,566 shares of common stock that are being carried forward from the Registration Statement on Form S-3 (Registration No. 333-123954) initially filed on April 8, 2005 (the “Prior Registration Statement”), was previously paid in connection with the filing of the Prior Registration Statement.

This Registration Statement also includes 1,158,566 shares of common stock that were previously covered by the Registration Statement on Form S-3 (Registration No. 333-123954). Pursuant to Rule 415(a)(6) under the Securities Act, the $4,977.26 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. As a result, this Registration Statement relates to an aggregate of 4,158,566 shares of common stock.

PROSPECTUS

3,000,000 shares of common stock, $0.01 par value per share

DIVIDEND AND DISTRIBUTION REINVESTMENT

AND SHARE PURCHASE PLAN

We are pleased to offer you the opportunity to participate in the Mid-America Apartment Communities, Inc. Dividend and Distribution Reinvestment and Share Purchase Plan, or the plan. The plan has two components: a dividend and distribution reinvestment component and a direct common stock purchase component. The dividend and distribution reinvestment component provides holders of record and beneficial owners of our common stock, preferred stock and limited partnership interests in Mid-America Apartments, L.P., our operating partnership, all of which we call eligible securities, with an easy and economical way to designate all or any portion of the cash dividends or distributions on their eligible securities for reinvestment in our common stock. The direct common stock purchase component permits our holders of eligible securities and new investors to purchase common stock in an economical and convenient manner.

This prospectus relates to 3,000,000 shares of our common stock, par value $0.01 per share, to be offered for purchase under the plan. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “MAA.” On December 1, 2008, the closing price of our common stock was $28.57 per share.

Key features of the plan are that you can:

•	Enroll in the plan even if you are not a current holder of eligible securities;

•	Purchase common stock through the plan without a personal broker and, in many cases, without paying a commission;

•	Automatically reinvest all or any portion of your dividends or distributions in our common stock;

•

Purchase common stock at any time through optional cash investments of as little as $250 per month or as much as $5,000 per month at a discount from the market price that may range from 0% to 5% at our sole discretion;

•	Make optional cash investments in our common stock in excess of $5,000 per month at a discount from the market price that may range from 0% to 5% at our sole discretion;

•	Authorize automatic monthly investments in our common stock from a checking or savings account;

•	Transfer your common stock easily; and

•	Own and transfer your common stock without holding or delivering physical certificates.

To assist us in maintaining our qualification as a real estate investment trust, or REIT, no person may own more than 9.9% of the total value of our outstanding capital stock, unless our board of directors waives this limitation. See the discussion in Question 9 for more information.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the plan, please call the plan administrator, American Stock Transfer & Trust Company LLC, or AST, toll free at 1-866-668-6554, 24 hours a day, seven days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time.

Investing in our common stock involves risks. You should read carefully the risk factors described in this prospectus and our Securities and Exchange Commission filings before investing in our common stock. See the section of this prospectus called “Risk Factors” on page 1 for a discussion of risks applicable to us and an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2008.

ABOUT THIS PROSPECTUS

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “the company” or similar references means Mid-America Apartment Communities, Inc. and its subsidiaries and affiliates. Our principal executive offices are located at 6584 Poplar Avenue, Memphis, TN 38138 and our telephone number is (901) 682-6600.

This prospectus supersedes and replaces the prospectus dated April 8, 2005 in its entirety. You should keep this prospectus for future reference.

RISK FACTORS

Investment in our common stock involves risk. Before acquiring any shares of our common stock offered pursuant to this prospectus, you should carefully consider the risks described below as well as information contained, or incorporated by reference, in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in our company set forth under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Part II under “Item 1A. Risk Factors” in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission, or SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment. Please also refer to the section below entitled “Forward-Looking Statements.”

Your investment in the plan is not protected from losses.

Your investment in the plan is no different from any investment in common stock held directly by you. If you choose to participate in the plan, then you should recognize that neither we nor the plan administrator can assure you of a profit or protect you against loss on our common stock that you purchase under the plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all of our common stock. You need to make your own independent investment and participation decisions consistent with your situation and needs. Neither we nor the plan administrator can guarantee liquidity in the markets, and the value and marketability of our common stock may be adversely affected by market conditions. Your ability to liquidate or otherwise dispose of our common stock in the plan is subject to the terms of the plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell common stock in the plan in time to react to market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

We and the plan administrator will have limited liability to you with respect to the plan.

Neither we nor the plan administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the plan, as described in this prospectus and on the forms that are designed to accompany each investment, sale or activity.

The purchase price for our common stock purchased or sold under the plan will vary.

The purchase price for any common stock that you purchase or sell under the plan will vary and cannot be predicted. You may purchase or sell common stock at a price that is different from (more or less than) the price that you would face if you acquired or sold common stock on the open market on the related dividend or distribution payment date, purchase date, or sale date, as appropriate.

We may not be able to pay dividends.

We cannot assure you that we will declare or pay dividends in the future, and nothing contained in the plan obligates us to do so. In order to qualify as a REIT, we must distribute to our shareholders at least 90% of our REIT taxable income each year. This distribution requirement may require us to distribute all or substantially all of our available cash and therefore may affect our ability to maintain dividend payments in the future if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our shareholders.

You will not earn any interest on your dividends, distributions or cash pending investment.

No interest will be paid on dividends, distributions, cash or other funds held by the plan administrator pending investment or disbursement.

The market price for our common stock varies, and you should purchase common stock for long-term investment only.

Although our common stock currently trade on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of the common stock held in your plan account at one time or at a favorable price, if at all. As a result, you should participate in the plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

You may incur tax obligations without receiving cash with which to pay those obligations.

If you reinvest distributions from our common stock and preferred stock under the plan, you will be treated for federal income tax purposes as having received a distribution on the date common stock is purchased on your behalf under the plan, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. If you invest distributions from our operating partnership under the plan, you will be treated for federal income tax purposes as having received a distribution on the date common stock is purchased on your behalf under the plan. Because of your participation in the plan, you may not receive any cash with which to pay your tax obligations that may arise due to the allocation of income to you as a partner and/or the receipt of a distribution in excess of your basis in the operating partnership. If you participate in the share purchase program, you will be treated for federal income tax purposes as having received a distribution from the company on the date common stock is purchased on your behalf under the plan equal to the excess, if any, of the fair market value of the common stock on the purchase date less the amount of the optional cash payment. Such distribution may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. See Questions 29 through 34 for a description of federal income tax consequences of participating in the plan.

FORWARD-LOOKING STATEMENTS

We consider portions of this prospectus, including the documents incorporated by reference into this prospectus, to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	economic downturn and recession, resulting in reduced demand for apartments;

•	competition from other apartment communities and other rental properties, including unsold single family houses and condominiums;

•	overbuilding of new apartment units in our markets;

•	inability to rent apartment units on favorable economic terms;

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	increased operating costs;

•	inability to acquire funding through the capital markets;

•	inability to pay required distributions to maintain REIT status due to required debt payments;

•	loss of hedge accounting treatment for interest rate swaps due to volatility in the financial markets;

•	unexpected capital needs;

•

the availability of credit, including mortgage financing, and the liquidity of the debt markets, including that provided to us by Fannie Mae and Freddie Mac, at present operating under the conservatorship of the United States Government;

•	changes in interest rate levels, including that of variable rate debt such as is extensively used by us;

•	the continuation of the good credit of swap and cap providers, including Deutsche Bank, Royal Bank of Canada, and J. P. Morgan;

•	increasing real estate taxes and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	inability to meet loan covenants;

•	inability to attract and retain qualified personnel;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;

•	potential liability for environmental contamination;

•	litigation and compliance costs associated with laws requiring access for disabled persons;

•	adverse legislative or regulatory tax changes;

•	inability of a joint venture to perform as expected; and

•	the imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status.

All of the foregoing factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time that could adversely affect our business. It is not possible for us to predict all of the factors that may from time to time affect our business or to assess the potential impact of each such factor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed in “Incorporation of Certain Information by Reference,” the information contained on the SEC website is not intended to be incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 27, 2008, which incorporates certain sections of our Definitive Proxy Statement on Schedule 14A filed on March 31, 2008.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 filed on May 1, 2008, June 30, 2008 filed on July 31, 2008, and September 30, 2008 filed on November 6, 2008.

•	Current Reports on Form 8-K filed on March 24, 2008, May 21, 2008, May 23, 2008, and July 3, 2008.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on December 14, 1993.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

You may request a copy of these filings, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), by writing or calling us at the following address: Investor Relations Department, Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Memphis, Tennessee 38138, (901) 435-5371.

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference. The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. This prospectus may only be used where it is legal to sell these securities.

OUR COMPANY

Mid-America Apartment Communities, Inc. is a Memphis, Tennessee-based self-administered and self-managed umbrella partnership real estate investment trust, or REIT, that focuses on acquiring, owning and operating apartment communities. We, together with our subsidiaries, report as a single business segment. As of September 30, 2008, we owned interests in 145 multifamily apartment communities comprising 42,427 apartments located in 13 states, including two communities comprising 626 apartments owned through our joint venture, Mid-America Multifamily Fund I, LLC, and two development communities in varying stages of lease-up. Four of these communities, consisting of 990 apartments, were classified as held for sale as of September 30, 2008. In addition, we had 124 apartments under development and not yet in lease-up adjacent to one of our existing communities.

Our principal executive offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138 and our telephone number is (901) 682-6600.

INFORMATION ABOUT THE PLAN

The following questions and answers explain and constitute our dividend and distribution reinvestment and share purchase plan, which we refer to as the “plan,” as amended and in effect beginning December 3, 2008. If you decide not to participate in the plan, you will receive your dividends or distributions, as declared and paid in the usual manner.

1.	What is the purpose of the plan?

The primary purpose of the plan is to provide holders of eligible securities and interested new investors with an economical and convenient way to increase their investment in us. We also may use the plan to raise additional capital through the sale each month of common stock available for issuance under the plan to purchasers of common stock (including brokers or dealers) who, in connection with any resales of such common stock, may be deemed to be underwriters. These sales will be made through our ability to waive limitations on the maximum amount of any optional cash purchases.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from any applicable discount from the market price for our common stock acquired through the optional cash purchases under the plan. These transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible participants in order to eliminate practices which are not consistent with the purposes of the plan.

2.	What are my investment options under the plan?

Once enrolled in the plan, you may purchase common stock through the following investment options:

Dividend and Distribution Reinvestment Program. Holders of eligible securities may elect to have all, a portion or none of their dividends or distributions paid on their eligible securities automatically reinvested in common stock through the dividend and distribution reinvestment program. Cash dividends are paid on common stock and preferred stock when and as declared by our Board of Directors, generally on a quarterly basis. Cash distributions are paid on the limited partnership interests when and as authorized by us, as general partner of Mid-America Apartments, L.P., our operating partnership, generally on a quarterly basis. Subject to the availability of our common stock registered for issuance under the plan, there is no limitation on the amount of dividends or distributions you may reinvest under the plan.

Share Purchase Program. Each month, holders of eligible securities and interested new investors may elect to invest optional cash payments in common stock, subject to a minimum monthly purchase limit of $250 and a maximum monthly purchase limit of $5,000. You may elect to make optional cash payments through automatic deductions from your banking or checking accounts. We may, at our discretion, waive the maximum limit upon your written request. See Question 20 to learn how to request a waiver. You may make optional cash purchases each month even if dividends or distributions on your eligible securities are not being reinvested and even if a dividend or distribution has not been declared. You may, but are not required to, enroll any common stock purchased through the plan into the dividend and distribution reinvestment program. To designate common stock for participation in the dividend and distribution reinvestment program, make the appropriate election on the authorization form described in Question 12.

3.	How can I change my investment options?

You may change your investment options at any time by requesting a new authorization form and returning it to the plan administrator at the address set forth in Question 7. Any authorization form which is returned to the plan administrator to change your investment options will be effective in accordance with the schedule described in Question 11.

4.	What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.

Advantages.

•	The plan provides you with the opportunity to reinvest dividends or distributions paid on all or a portion of your eligible securities towards the purchase of our common stock.

•

The plan provides you with the opportunity to make monthly investments of optional cash payments, subject to a minimum of $250 and a maximum of $5,000 (unless the maximum limit is waived by us), for the purchase of our common stock. In addition, you have the flexibility to make these optional cash investments on a regular or occasional basis.

•	We may offer you the opportunity to acquire our common stock through optional cash purchases at a discount of up to 5% from the market price of our common stock.

•

We pay all of the costs of purchasing common stock with initial investments, dividend and distribution reinvestments and optional cash purchases if the common stock is purchased directly from us. We also pay for the annual maintenance cost of your account. However, should the plan administrator purchase stock in the open market, you may be required to pay a brokerage commission (currently at $0.03 per share). We may in our sole discretion, decide to pay the brokerage commission for stock purchased in the open market on your behalf. In addition, you will be responsible for certain costs if you decide to sell common stock you purchased through the plan. See Questions 21 and 26 for a description of these costs.

•

As noted above, you will have the convenience of having all or a portion of your dividends and distributions automatically reinvested in our common stock. In addition, since the plan administrator will credit fractional shares of common stock to your plan account, you will receive full investment of your dividends and distributions. (See Questions 16 and 23.)

•

You will have the option of having your common stock certificates held for safekeeping by the plan administrator for a charge of $7.50 payable each time you deliver certificates to the plan administrator, insuring your protection against loss, theft or destruction of the certificates representing your common stock.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including purchases, sales and latest balances. (See Question 22.)

•	At any time, you may direct the plan administrator to sell or transfer all or a portion of the common stock held in your plan account. (See Question 26.)

•	At any time, you may request a physical certificate be issued representing any or a portion of the whole common stock held in your plan account. (See Question 13.)

Disadvantages.

•

No interest will be paid by us or the plan administrator on dividends, distributions or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000 (unless this upper limit has been waived), are subject to return to you without interest. Moreover, purchases above the $5,000 limit that have been granted a waiver will also be subject to return to you without interest in the event that the threshold price, if any (see Question 20), is not met.

•	You will not know the actual number of common stock that you have purchased until after the purchase date.

•

With respect to your distributions from common stock and preferred stock reinvested in the dividend and distribution reinvestment program, you will be treated for tax purposes as having received a distribution from us equal to the fair market value of the common stock purchased for your account on the purchase date. We currently intend to measure fair market value for our tax reporting purposes consistent with the amount of cash that you would have received if you had not participated in the plan. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•

With respect to your distributions from our operating partnership, there is no clear legal authority regarding the federal income tax treatment of holders of limited partnership interests who invest distributions from the limited partnership in common stock of another entity (such as us) under a dividend and distribution reinvestment program. Therefore, the tax treatment of your distributions from your limited partnership interest invested in the dividend and distribution reinvestment program may differ from the tax treatment described above with respect to your distributions from your common stock and preferred stock which are reinvested in the dividend and distribution reinvestment program. For distributions from our operating partnership, we and our operating partnership currently intend to take the position for tax reporting purposes that a distribution from our operating partnership has occurred equal to the fair market value of the common stock purchased for your account on the purchase date. We and our operating partnership currently intend to measure fair market value for our tax reporting purposes consistent with the amount of cash that you would have received if you had not participated in the plan. The amount of taxable income reportable by a partner is generally not dependent on the amount distributed to the partner in cash or property provided that the amount distributed does not exceed the partner’s basis in his or her partnership interest. Due to being a partner, you may incur a liability for payment of income tax, but because of your participation in the plan, you will not receive cash which you could use to pay the tax when it becomes due.

•

With respect to the purchase of common stock pursuant to the common stock purchase program, there is no clear legal authority regarding the federal income tax treatment of such purchases. We currently intend to take the position for tax reporting purposes that a distribution from us has occurred in an amount equal to the excess, if any, of the fair market value of the common stock on the purchase date less the amount of the optional cash payment, and that all or a portion of such distribution should be treated as a taxable dividend. These distributions may give rise to a liability for payment of income tax without providing immediate cash to pay the tax when it becomes due.

•

Sales of common stock credited to your plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such sale), plus any brokerage commission and any applicable share transfer taxes on the sales. (See Question 26.)

•

Because the purchase price for our common stock purchased directly from us under the plan is based on the “market price” (as defined herein) on the purchase date, it is possible that the actual purchase price you pay for common stock purchased under the plan may be higher than the amount for which our common stock could have been purchased in the open market on the purchase date.

•	Sales of common stock credited to your plan account may take up to 10 business days to process.

•	You cannot pledge common stock deposited in your plan account until the common stock is withdrawn from the plan.

5.	Who administers the plan?

We have appointed American Stock Transfer & Trust Company LLC, our transfer agent, to be the plan administrator.

6.	What are the responsibilities of the plan administrator?

The plan administrator’s responsibilities include:

•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending statements of activity to each participant;

•	purchasing and selling, on your behalf, all common stock under the plan; and

•	the performance of other duties relating to the plan.

Holding Stock. If you purchase common stock through optional cash payments and do not choose to have the dividends that are paid with respect to this common stock reinvested, you must indicate that the common stock is not to be enrolled in the dividend and distribution reinvestment program. The plan administrator will hold any common stock you choose to enroll in the dividend and distribution reinvestment program and will register it in the plan administrator’s name (or that of its nominee) as your agent.

Receipt of Dividends. As record holder for the plan common stock, the plan administrator will receive dividends on all plan common stock held on the dividend record date, will credit these dividends to your plan account on the basis of whole or fractional plan common stock held in such account, and will automatically reinvest such dividends in additional common stock. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.

Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common stock and preferred stock. If the plan administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.

7.	How do I contact the plan administrator?

You should send all correspondence with the administrator to:

American Stock Transfer & Trust Company LLC

6201 15th Avenue

Brooklyn, NY 11219

All transaction processing should be directed to:

American Stock Transfer & Trust Company LLC

Plan Administration Department

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Please mention Mid-America Apartment Communities, Inc. and this plan in all correspondence. In addition, you may call the plan administrator at 1-866-668-6554 or contact the plan administrator via the internet at www.amstock.com.

8.	Who is eligible to participate?

Participants enrolled in our existing direct share purchase and distribution reinvestment plan are automatically enrolled in the plan. Additionally, the following persons are eligible to participate in the plan:

Record Owners. All record owners of eligible securities are eligible to participate directly in the plan. You are a record owner if you are a holder of eligible securities whose eligible securities are held in your name on the records kept by our transfer agent or our operating partnership.

Beneficial Owners. If your common stock or preferred stock is held in the name of a broker, bank or other nominee on the records kept by our transfer agent), you may participate in one of two ways:

•	You may participate directly by becoming a record owner by having common stock or preferred stock transferred into your name from that of the applicable broker, bank or other nominee; or

•

Alternatively, you may seek to arrange with the broker, bank or other nominee that is the record owner of your common stock or preferred stock to participate in the plan on the beneficial owner’s behalf.

Non-Holders. Individuals who do not presently own any eligible securities as either a record owner or beneficial owner may participate in the plan by making an initial cash purchase of common stock through the share purchase program.

9.	Are there limitations on participation in the plan other than those described above?

Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, share registration and foreign investments.

REIT Qualification Restrictions. In order for us to maintain our qualification as a REIT under the Internal Revenue Code of 1986, or the code, not more than 50% in value of any class or series of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the relevant provisions of the code to include certain entities). Our charter enhances our ability to comply with these restrictions by imposing a 9.9% ownership limit for beneficial holders of our common stock and preferred stock.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common stock. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right, in our sole discretion, to modify, suspend or terminate participation in the plan, by otherwise eligible holders of our eligible securities, in order to eliminate practices which we determine are not consistent with the purposes or operation of the plan or which may adversely affect the price of our common stock.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

10.	How do I enroll in the plan?

Record Owners. Record owners may join the plan by completing and signing an authorization form (see Question 12) and returning it to the plan administrator, or by following the enrollment procedures specified on the plan administrator’s website at www.amstock.com. Authorization forms may be obtained at any time by written request, by telephoning the plan administrator at the address and telephone number provided in Question 7, or via the internet at the plan administrator’s website.

Beneficial Owners. A beneficial owner may request that the number of common stock or preferred stock the beneficial owner wishes to be enrolled in the plan be re-registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan. Alternatively, beneficial owners who wish to join the plan may instruct their broker, bank or other nominee to arrange participation in the plan on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the plan.

To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and distributions and accept optional cash payments under the share purchase program by record holders of eligible securities such as brokers, banks and other nominees, on behalf of beneficial owners. If you are an interested beneficial owner, be sure that your broker, bank or other nominee passes along the proceeds of any applicable discount to your account.

Non-Holders of Eligible Securities. Non-holders of eligible securities may join the plan as a record owner by making an initial investment in an amount of at least $250 and up to a maximum of $5,000 (unless we specifically waive the maximum limit) of our common stock. The non-holder should complete the portions of the authorization form for a non-holder wishing to become a participant and should designate the amount of the initial purchase of common stock. At the same time, the new participant may designate all or none of the purchased common stock to be enrolled in the dividend and distribution reinvestment program. The authorization form should be returned to the plan administrator, with payment, on or before the applicable dates described in Question 11. The non-holder may also follow the enrollment procedures specified on the plan administrator’s website at www.amstock.com to join the plan. Online enrollment should be completed on or before the applicable dates described in Question 11.

Optional Cash Payments through Automatic Deductions. You may elect to have optional cash payments made through electronic fund transfers by completing an automatic cash investment application, which is available from the plan administrator at the address and telephone number provided in Question 7, or by logging on to www.amstock.com, and providing both your bank account number and your bank’s routing number. The automatic cash investment application must be accompanied by a voided bank check or deposit slip for the account from which you authorize the plan administrator to draw the funds. Once the application is received and processed (which normally takes approximately two business days) funds will automatically be deducted from the designated account on the tenth business day prior to each purchase date and will be invested on such purchase date. In addition, you can also choose to invest monthly through automatic deductions. Automatic deductions are subject to the same monthly dollar maximum and minimum as other optional cash payments. To terminate monthly purchases by automatic deduction, you must send the plan administrator written, signed directions or follow the procedures specified on the plan administrator’s website at www.amstock.com.

11.	When will my participation in the plan begin?

If you are a current holder of eligible securities and your authorization form (see Question 12) is received by the plan administrator on or before the record date established for a particular dividend or distribution, reinvestment will commence with that dividend or distribution. If your authorization form is received after the record date established for a particular dividend or distribution, reinvestment will begin on the dividend or distribution payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your authorization form and thus are enrolled in the plan, and you wish to make optional cash payments to purchase our common stock under the share purchase program, the plan administrator must receive full payment in advance of the applicable deadline. (See Questions 14 and 20.)

In the case of current non-holders of eligible securities making an initial investment, both the authorization form and full payment of their designated initial investment must be received in advance of the applicable deadline. (See Questions 14 and 20.)

Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

12.	What does the authorization form provide?

The authorization form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date, the dividends or distributions on your eligible securities that are enrolled in the dividend and distribution reinvestment program, including all whole and fractional common stock that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash purchase designated for reinvestment. These dividends and distributions with respect to your eligible securities enrolled in the dividend and distribution reinvestment program will be automatically reinvested by the plan administrator in our common stock. Any remaining dividends and distributions not enrolled in the dividend and distribution reinvestment program will be paid directly to you.

Additionally, the authorization form directs the plan administrator to purchase our common stock with your optional cash payments, if any, and to enroll all, some or none of such purchased common stock in the dividend and distribution reinvestment program.

The authorization form provides for the purchase of our common stock through the following investment options:

Full Dividend or Distribution Reinvestment. If this option is elected, the plan administrator will apply all dividends and distributions on all eligible securities then or subsequently registered in your name, and all dividends on all plan common stock (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of our common stock.

Partial Dividend or Distribution Reinvestment. If this option is elected, the plan administrator will apply all dividends and distributions on only the number of eligible securities then or subsequently registered in your name and specified on the authorization form and all dividends and distributions on all plan common stock (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of our common stock.

Optional Cash Payments. If this option is elected, the plan administrator will apply any optional cash payments made by you to the purchase of our common stock in accordance with the plan and will apply dividends on such additional common stock.

Unless you designate otherwise, you will be enrolled as having selected the full dividend and distribution reinvestment option. In addition, if you return a properly executed authorization form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend and distribution reinvestment option.

You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new authorization form, by withdrawing some or all eligible securities from the plan in favor of receiving dividends or distributions or in order to sell your eligible securities, or until your participation in the plan, or the plan itself, is terminated.

13.	What does the plan administrator’s website provide?

Instead of submitting an authorization form (see Question 12), you can participate in the plan by accessing the plan administrator’s website at www.amstock.com. The following services are available to you online:

•	Enroll or terminate your participation in the plan;

•	Make initial and additional purchases of our common stock;

•	Sell common stock;

•	Request a share certificate for non-fractional shares of common stock held in your plan account;

•	View your account history and balances;

•	Establish automatic cash investment procedures through direct debit of your U.S. bank account; and

•	View plan materials.

14.	How does the common stock purchase program work?

All current record owners and non-holders of eligible securities who have timely submitted signed authorization forms or online requests via www.amstock.com indicating their intention to participate in this program of the plan, and beneficial owners whose brokers, banks or other nominees have timely submitted authorization forms or online requests via www.amstock.com indicating their intention to participate in this program, are eligible to make optional cash payments during any month, whether or not a dividend or distribution is declared. Each month the plan administrator will apply any optional cash payment of at least $250, but no more than $5,000, received from a participant by the applicable deadline described below to the purchase of our common stock for the account of the participant on the following purchase date and will enroll all plan purchased common stock in the dividend and distribution reinvestment program unless the participant requests that such plan purchased common stock not be subject to the dividend and distribution reinvestment program. The process to make optional cash payments in excess of $5,000 is described in Question 20 below.

Deadline for Submitting Optional Cash Payments. Optional cash payments will be invested every month on the related purchase date. (See Question 18). The deadline for submitting optional cash payments of at least $250, but no more than $5,000, is two business days prior to the relevant purchase date. A separate deadline exists for optional cash payments in excess of $5,000. (See Question 20).

Each month the plan administrator will apply an optional cash payment for which funds are timely received to the purchase of common stock for your account on the next purchase date. In order for funds to be invested on the next purchase date, the plan administrator must have received a check, money order or wire transfer by the applicable deadline for submitting optional cash payments. Checks and money orders are accepted subject to timely collection as funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to “American Stock Transfer & Trust Company LLC.” If a check is returned to the plan administrator as “unpaid,” the plan administrator will resell the common stock just purchased and liquidate additional common stock in your account, if necessary, to reimburse itself for any fees or losses incurred when reselling the common stock from your account. There is also a $25.00 fee for checks that are returned as unpaid, which will be deducted from your account.

No Interest on Optional Cash Payments. No interest will be paid by us or the plan administrator on optional cash payments pending investment. Since no interest is paid on cash held by the plan administrator, it normally will be in your best interest to defer optional cash payments until shortly before the applicable deadline. Generally, optional cash payments of at least $250, but no more than $5,000, received after the applicable deadline will be held by the plan administrator and invested on the next purchase date.

Refunds of Uninvested Optional Cash Payments. Upon written request to the plan administrator received at least five business days prior to the applicable deadline for submitting optional cash payments of at least $250, but no more than $5,000, for the purchase date with respect to which optional cash payments have been delivered to the plan administrator, your optional cash payments will be returned to you as soon as practicable. Requests for refunds in this context received less than five business days prior to such date will not be honored.

Also, each optional cash payment, to the extent that it does not conform to the limitations described in Question 19 will be subject to return to you as soon as practicable.

15.	What will be the price of common stock purchased under the plan?

The price of common stock for dividend and distribution reinvestment and optional cash purchases of at least $250, but no more than $5,000, will be determined as follows:

Stock Purchased From Us. If the common stock are purchased from us, the purchase price will be equal to 100% of the average of the daily high and low sales prices, rounded to four decimal places, of our common stock as traded only on the New York Stock Exchange during regular NYSE trading hours for the relevant purchase date. We may elect to offer a discount with respect to optional cash purchases ranging from 0% to 5% from such purchase price, which discount may vary each month. This discount may, but need not, be the same as the discount we offer for optional cash investments in excess of $5,000 pursuant to requests for waiver. We may offer a discount on either, both or neither of optional purchases of at least $250, but no more than $5,000, and optional purchases in excess of $5,000 pursuant to requests for waiver, in our sole discretion. Any discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining funds through the sale of common stock as opposed to other sources of funds and current and projected capital needs. Our decision to set a discount in this context in a particular month shall not affect the setting of a discount for any subsequent month. No discount to the purchase price is available under the plan with respect to dividend and distribution reinvestment.

Stock Purchased in From Others. If the common stock are purchased in the open market or privately negotiated transactions, the purchase price will be equal to the weighted average purchase price of all stock purchased by the plan administrator for the applicable purchase date, less any discount. The purchase price may be adjusted to include brokerage commissions (currently at $0.03 per share). Open market purchases are expected to be made through the plan administrator.

16.	How will the number of shares of common stock purchased for my account be determined?

Your account will be credited with the number of shares of common stock, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf, divided by the purchase price per share, calculated pursuant to the methods described above, as applicable.

The total amount to be invested will depend on the amount of any dividends and distributions paid on the number of eligible securities you own and have designated for reinvestment, and the amount of any optional cash payments you have made and available for investment on the related purchase date.

17.	What is the source of common stock purchased under the plan?

The plan administrator will purchase common stock either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common stock to be purchased under the plan after a review of current market conditions and our current and projected capital needs. Neither we and nor the plan administrator are required to provide any written notice to you as to the source of the common stock to be purchased under the plan.

18.	When will common stock be purchased under the plan?

The purchase date is the date or dates on which the plan administrator purchases common stock for the plan, as described below:

Dividend and Distribution Reinvestments. If the plan administrator acquires common stock directly from us, it will combine the dividend and distribution funds of all plan participants whose dividends and distributions are automatically reinvested and will generally invest such dividends and distributions on the dividend and distribution payment date. If the dividend and distribution payment date falls on a day that is not a NYSE trading day, then the investment will occur on the next NYSE trading day. In addition, if the dividend or distribution is payable on a day when optional cash payments are to be invested, dividend and distribution funds may be commingled with any such pending cash investments and a combined order may be executed. If the plan administrator acquires common stock from parties other than us, such purchases will occur during a period beginning on the dividend and distribution payment date or, if the dividend and distribution payment date falls on a day that is not a NYSE trading day, the next NYSE trading day, and ending no later than thirty-five (35) days following that date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend or distribution is referred to in this plan as a “distribution record date.”

Initial and Optional Cash Investments between $250 and $5,000. If the plan administrator acquires common stock directly from us, then the purchase date for cash investments between $250 and $5,000 will be on the last NYSE trading day of each month or, if the last NYSE trading day of a month falls in the period when our common stock trades ex-dividend through and including the record date for a dividend, the next NYSE trading day. If the plan administrator acquires stock from parties other than us, it will attempt to buy our common stock in the open market through a registered broker-dealer or privately negotiated transaction. Such purchases will begin on the last NYSE trading day of each month or, if the last NYSE trading day of a month falls in the period when our common stock trades ex-dividend through and including the record date for a dividend, the next NYSE trading day, and will be completed no later than thirty-five (35) days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

Initial and Optional Cash Investments in Excess of $5,000. The purchase dates for optional cash purchases in excess of $5,000 per month are discussed in response to Question 20.

19.	What other limitations apply to optional cash payments?

For any purchase date that you choose to make an optional cash payment, you must invest at least $250 but not more than $5,000. For purposes of these limitations, all plan accounts under common control, management or representation by a broker, bank or other nominee will be aggregated. Optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless we have waived such maximum limit, will be returned to you without interest after the applicable period in which the price of the common stock is determined.

20.	How do I make optional cash payments in excess of $5,000 per month?

Investments in excess of $5,000 per month may be made only pursuant to our acceptance of a request to make an optional cash investment in excess of $5,000, which shall be made on a request for waiver form. We expect to approve requests from financial intermediaries, including brokers and dealers, and other participants from time to time.

You may ascertain whether we are accepting requests to make an optional cash investment in excess of $5,000 in any given month, and certain other important information, by visiting our website at http//ir.maac.net on the first business day of each month or such other method as we may establish from time to time. Our website will provide one of the three following pieces of information:

•	that we will not be accepting requests to make an optional cash investment in excess of $5,000 that month;

•

that we will be accepting requests that month. If this is the case, we will provide relevant information such as the date on which a pricing period (as defined below) will begin; the number of days in the pricing period; the waiver discount, if any; the threshold price, if any; and whether or not the pricing period extension feature or continuous settlement feature will be activated; or

•

that we have not yet determined whether we will be accepting requests to make an optional cash investment in excess of $5,000. If this is the case, we will inform participants of a date later in the month when they can go to our website to ascertain whether we will be accepting requests for waivers.

We have the sole discretion to approve or reject any request to make an optional cash investment in excess of the $5,000 maximum allowable amount during any month. We may grant such requests by any method that we determine to be appropriate. We also may adjust the amount that you may invest. In deciding whether to approve your request, we may consider, among other things, the following factors:

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of our common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of our common stock;

•	the extent and nature of your prior participation in the plan;

•	the number of eligible securities you hold of record;

•	the total amount of optional cash investments in excess of $5,000 for which requests have been submitted;

•	the order of our receipt of each request; and

•	whether, at the time of such request, the plan administrator is acquiring our common stock for the plan directly from us or through open market transactions;

We will decide whether to approve a submitted request at least two business days prior to the commencement of the applicable pricing period. If you do not receive a response from us in connection with your request, you should assume that we have denied your request.

We must receive a request form no later than 5:00 P.M., Eastern time, on the day we establish the terms, which is the third business day before the first day of the relevant pricing period. Participants who wish to make an investment in excess of $5,000 in any given month, must obtain our prior written approval, which will be given or rejected on or before 5:00 P.M., Eastern time, the second business day prior to the first day of the pricing period, and a copy of such written approval must accompany any such investment. Available funds for such investments exceeding $5,000 per month must be received by the plan administrator by wire transfer no later than 3:00 P.M., Eastern time, one business day prior to the first day of the relevant pricing period. To obtain a request form or additional information, you may visit our website at http://ir.maac.net. Completed request forms should be emailed directly to us at investor.relations@maac.net or delivered by such other method as we may establish from time to time.

Purchase Price of Common Stock for Optional Cash Purchases in Excess of $5,000. Common stock purchased pursuant to an approved request for waiver will be purchased directly from us as described herein, including the establishment of a threshold price as more fully described below. The purchase price may be reduced by the waiver discount that we have provided for optional cash purchases in excess of $5,000 on each purchase date. If we grant your request to purchase common stock pursuant to a request for waiver, there will be a pricing period, which will generally consist of one to 12 separate days during which trading of our common stock is reported on the New York Stock Exchange during the applicable pricing period. Each of these separate days will be a purchase date, and an equal proportion of your optional cash purchase will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for common stock acquired on a particular purchase date will be equal to 100% (subject to change as provided below) of the average of the daily high and low sales price, rounded to four decimal places, of our common stock as traded only on the New York Stock Exchange during regular NYSE trading hours for the relevant purchase date. Plan common stock will not be available to plan participants until the conclusion of each month’s pricing period or investment, unless we activate the continuous settlement feature that is described below.

The plan administrator will apply all optional cash purchases made pursuant to a request for waiver for which good funds are received on or before the first business day before the pricing period to the purchase of common stock on each purchase date of the applicable pricing period.

Waiver Discount. Each month, at least three business days prior to the first day of the applicable pricing period, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a request for waiver. This waiver discount may be between 0% and 5% of the purchase price and may vary each month. The waiver discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. Setting a waiver discount for a particular month shall not affect the setting of a waiver discount for any subsequent month. The waiver discount will apply only to optional cash purchases of more than $5,000. The waiver discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $5,000.

Threshold Price. We may establish for a pricing period a minimum price, or threshold price, applicable to optional cash purchases made pursuant to a request for waiver. At least three business days prior to the first day of the applicable pricing period, we will determine whether to establish a threshold price, and if the threshold price is established, its amount. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs. If established for any pricing period, the threshold price will be stated as a dollar amount that the average of the daily high and low sales price, rounded to four decimal places, of our common stock as traded only on the New York Stock Exchange during regular NYSE trading hours, for each trading day of such pricing period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the pricing period any trading day that the average of the daily high and low sales price is less than the threshold price. We also will exclude from the pricing period and from the determination of the purchase price any day in which no trades of common stock are made on the New York Stock Exchange. For example, if we set a 10 day pricing period, and the threshold price is not met for two of the trading days in that 10 day pricing period, then we will return 2/10 (20%) of the funds you submitted in connection with your request for waiver, unless we have activated the pricing period extension feature for the pricing period which is described below.

Pricing Period Extension Feature. We may elect to activate for any particular pricing period the pricing period extension feature which will provide that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, or on which there are no trades of our common stock reported by the NYSE, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not reported. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for two out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next two trading days (or a subset thereof), then those two days (or a subset thereof) will become purchase dates in lieu of the two days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the optional cash purchase will be invested.

Continuous Settlement Feature. If we elect to activate the continuous settlement feature, common stock will be available to plan participants within three business days of each purchase date beginning on the first trading day in the relevant pricing period and ending on the final trading day in the relevant pricing period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the continuous settlement feature for such investments by announcing that we will be doing so, at the time of the request form acceptance during any month when we grant requests for authorization.

Return of Unsubscribed Funds. We will return a portion of each optional cash purchase in excess of $5,000 for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange, unsubscribed funds. Any unsubscribed funds will be returned within five business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not met compared to the number of days in the pricing period or extended pricing period. For example, the returned amount in a 10 day pricing period will equal 2/10 (20%) of the total amount of such optional cash purchase (not just the amount exceeding $5,000) for each trading day that the threshold price is not met or for each trading day in which sales are not reported.

The establishment of the threshold price and the possible return of a portion of the investment apply only to optional cash purchases in excess of $5,000. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any other pricing period. We may waive our right to set a threshold price for any particular pricing period. Neither we nor the plan administrator is required to give you notice of the threshold price for any pricing period.

21.	Will I incur expenses in connection with my participation under the plan?

Potentially. Please refer to the tabular summary of fees and brokerage commissions that follows:

Summary of Fees and Brokerage Commissions

Transaction Type	Fees and Brokerage Commissions
Initial investment
Sources of common stock
— Original issue or treasury	None
— Open market	$0.03 per share

Additional cash investment (by check, money order, wire transfer, one-time online bank debit or automatic monthly deductions)
Sources of common stock
— Original issue or treasury	None
— Open market	$0.03 per share

Reinvestment of dividends and distributions
Sources of common stock
— Original issue or treasury	None
— Open market	$0.03 per share

Deposit of certificates	$7.50 per occurrence
Issuance of certificates	None
Selling common stock	$15.00 per sale + $0.10 per share
Transfers of common stock	None
Returned checks or failed automatic deductions	$25.00 per occurrence
Duplicate statements	$25.00 per prior year, current year is free

22.	How will I keep track of my investments?

You will receive a statement of your account following each purchase of additional common stock, whether by reinvestment of dividends or distributions or by optional cash purchases. This detailed statement will provide you with the following information with respect to your plan account:

•	total number of shares of common stock purchased, including fractional shares of common stock;

•	price paid per share of common stock;

•	date of common stock purchases; and

•	total number of shares of common stock in your plan account.

You should retain these statements to determine the tax cost basis of the common stock purchased for your account under the plan. In addition, you will receive copies of other communications sent to our shareholders, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting distributions paid.

You can also view your account history and balance online by accessing the plan administrator’s website at www.amstock.com.

23.	Will I be credited with dividends on fractions of shares of common stock?

Yes. Any fractional share of common stock held in your plan account (see Question 16) that has been designated for participation in the dividend and distribution reinvestment program of the plan will receive a proportionate amount of any dividend declared on that common stock.

24.	Will I receive certificates for common stock purchased?

Safekeeping of Certificates. Normally, common stock purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the common stock to your plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common stock.

You may also elect to deposit with the plan administrator certificates for other shares of common stock that you own and that are registered in your name for safekeeping under the plan for a fee of $7.50 payable each time you deposit certificates with the plan administrator. The plan administrator will credit the common stock represented by the certificates to your account in “book-entry” form and will combine the common stock with any whole and fractional common stock then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell your common stock through the plan. Because you bear the risk of loss in sending certificates to the plan administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 7 above.

Issuance of Certificates. No certificates will be issued to you for common stock in the plan unless you submit a written request to the plan administrator or until your participation in the plan is terminated. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares of common stock credited to your account. This request should be mailed to the plan administrator at the address set forth in the answer to Question 7 or made via the internet at www.amstock.com. There is no fee for this service. Any remaining whole shares of common stock and any fractional shares of common stock will remain credited to your plan account. Certificates for fractional shares of common stock will not be issued under any circumstances.

25.	In whose name will certificates be registered when issued?

Your plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the plan. Share certificates for those shares of common stock purchased under the plan will be similarly registered when issued upon your request. If your eligible securities are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.

26.	How do I sell common stock held in my plan account?

You may contact the plan administrator to sell all or any part of the common stock held in your plan account. After receipt of your request, the plan administrator will sell your common stock through a designated broker or dealer. The plan administrator will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes. The plan administrator will sell common stock at least weekly and as often as daily, at then current market prices through one or more brokerage firms. If you sell or transfer only a portion of the common stock in your plan account, you will remain a participant in the plan and may continue to make optional cash investments and reinvest dividends. The plan administrator will continue to reinvest the dividends on the common stock credited to your account unless you notify the plan administrator that you wish to withdraw from the plan.

The plan requires you to pay all costs associated with the sale of your common stock under the plan. You will receive the proceeds of the sale, less a $15 service fee per transaction and a $0.10 per share commission paid to the plan administrator and less any other applicable fees.

If the plan administrator sells all common stock held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new authorization form to rejoin the plan.

27.	When may I withdraw from the plan?

You may withdraw from the plan with respect to all or a portion of your eligible securities enrolled in the plan at any time. If the request to withdraw is received prior to a dividend or distribution record date, the request will be processed on the first business day following receipt of the request by the plan administrator.

If the request to withdraw is received by the plan administrator three business days before the payment date, the plan administrator will terminate the account and mail the dividend or distribution payment in cash. If the request to withdraw is received by the plan administrator less than three business days prior to the payment date, then the dividend or distribution payment will be reinvested and all subsequent dividends or distributions will be paid in cash.

Any optional cash payments which have been sent to the plan administrator prior to a request for withdrawal will also be invested on the next purchase date unless you expressly request return of that payment in the request for withdrawal, and the request for withdrawal is received by the plan administrator at least five business days prior to the business day before the start of the pricing period in which the price of the common stock is determined.

28.	How do I withdraw from the plan?

If you wish to withdraw from the plan with respect to all or a portion of the eligible securities enrolled in the plan, you must notify the plan administrator in writing at its mailing address or via its internet address specified in the answer to Question 7. Upon your withdrawal from the plan or our termination of the plan, certificates for the appropriate number of shares of common stock credited to your account under the plan will be issued free of charge. A cash payment will be made for any fractional shares of common stock.

Upon withdrawal from the plan, you may also request that the plan administrator sell all or part of the common stock credited to your plan account by using the transaction stub on the bottom of your statement and mailing it to the address listed in Question 7. You may also make this request via the plan administrator’s internet site at www.amstock.com. (See Question 26.)

29.	What are some of the tax consequences for shareholders of participation in the plan?

You are encouraged to consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends or distributions and purchases of common stock under the plan, your tax basis and holding period for common stock acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. The following is a brief summary of the material federal income tax considerations applicable to the plan, is for general information only, and does not constitute tax advice.

•

A shareholder who participates in the dividend and distribution reinvestment program of the plan and whose distributions are reinvested in common stock purchased from us will be treated for federal income tax purposes as having received a distribution from us equal to the fair market value on the purchase date of the shares of common stock credited to the shareholder’s plan account.

•

A shareholder who participates in the dividend and distribution reinvestment program of the plan and whose dividends are reinvested in common stock purchased by the plan administrator in the open market or in privately negotiated transactions, will be treated for federal income tax purposes as having received (and will receive a Form 1099-DIV reporting) a distribution from us equal to the fair market value of the shares of common stock on the purchase date credited to the shareholder’s plan account (plus any brokerage fees paid on the shareholder’s behalf and any other expenses deducted from the amount of the distribution reinvested).

•

A shareholder who participates in both the dividend and distribution reinvestment and the share purchase programs of the plan and who purchases shares of common stock through the option cash purchase program of the plan will be treated for federal income tax purposes as having received a distribution from us equal to the fair market value on the purchase date of the shares of common stock credited to the shareholder’s plan account less the amount paid by the shareholder for the common stock (plus any brokerage fees and any other expenses paid by the shareholder).

•

Although the tax treatment with respect to a shareholder who participates only in the cash investment feature of the plan and does not participate in the dividend reinvestment feature of the plan is not entirely clear, we will report the discount or waiver discount as a distribution to you on Form 1099-DIV. You are urged to consult with your tax advisor regarding the tax treatment to you of receiving a discount or waiver discount on optional cash purchases made through the plan.

Any distribution described above will be treated for federal income tax purposes as a dividend to the extent we have current or accumulated earnings and profits. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s common stock. To the extent such distributions exceed the adjusted basis of a shareholder’s common stock, they will be included in income as a capital gain if the common stock has been held by the shareholder as a capital asset and will be either long or short term depending on whether the shareholder’s holding period for his common stock is or is not more than one year. In addition, if and to the extent that we designate any portion of a distribution as a “capital gain dividend,” the amounts so designated will be treated as capital gain of the participant. Dividends paid to a corporate participant will not qualify for the dividends received deduction generally available to corporations.

30.	What are the income tax consequences for participants upon the receipt of certificates?

You will not realize any taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the plan. You will realize gain or loss upon the sale or exchange of shares acquired under the plan. You will also realize gain or loss upon receipt, following termination of participation in the plan, of a cash payment for any fractional share credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share and the tax basis in such shares or fractional share interest.

31.	How are income tax withholding provisions applied to shareholders who participate in the plan?

Withholding requirements and information generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to the plan. If you fail to provide the applicable federal income tax certifications in the manner required by law, any cash dividends on common stock (including cash dividends that are reinvested), proceeds from the sale of fractional shares and proceeds from the sale of shares credited to your account will be subject to federal backup withholding. Certain shareholders (including most corporations) are, however, exempt from backup withholding and can claim the exemptions by filing the appropriate IRS form with the payer. In addition to applicable backup withholding and information reporting, foreign shareholders will be subject to U.S. federal withholding tax on distributions. In each case where withholding is required, the appropriate amount will be withheld and the balance in shares will be credited to your account.

32.	What are the income tax consequences for holders of partnership units of participation in the plan?

You are encouraged to consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends or distributions and purchases of common stock under the plan, your tax basis and holding period for common stock acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. The following is a brief summary of the material federal income tax considerations applicable to the plan, is for general information only, and does not constitute tax advice.

The income tax treatment of unitholders who participate in the plan is unclear because, unlike with a stock dividend reinvestment plan, there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in stock of another entity that is a partner in the partnership. We can make no assurance as to the actual tax consequences to unitholders of participating in the plan.

•

In the case of common stock purchased directly from us, whether through the investment of a unitholder’s distribution or through an optional cash investment by a unitholder, a unitholder may be treated for federal income tax purposes as having received a cash distribution (in addition to the invested distribution, if applicable) from the operating partnership equal to the fair market value on the purchase date, of the common stock credited to the unitholder’s account less the amount of cash paid by the unitholder for the common stock (i.e., the amount of the cash distribution or the optional cash investment), if any. It is also possible that the Internal Revenue Service could take the position that, with respect to unitholders already holding common stock, such an amount would be treated as a distribution from us with respect to the common stock.

•

In the case of common stock purchased by the plan administrator in the open market pursuant to a unitholder’s distribution or the optional cash investment feature of the plan, a unitholder may be treated for federal income tax purposes as having received a cash distribution (in addition to the invested distribution, if applicable) from the operating partnership equal to any discount that may be offered on the price paid by the plan administrator for the common stock. It is also possible that the

Internal Revenue Service could take the position that, with respect to unitholders already holding common stock, such amount would be treated as a distribution from us with respect to the common stock.

•

Any amount treated as a cash distribution from the operating partnership will reduce a unitholder’s basis in his units by the amount distributed. Cash distributed to a unitholder in excess of his basis in his units generally will be taxable as capital gain, either long- or short-term, depending on whether the unitholder’s holding period for his units is or is not more than one year. However, under Section 751(b) of the Code, to the extent a distribution is considered to be in exchange for a unitholder’s interest in substantially appreciated inventory items or unrealized receivables of the operating partnership, that unitholder may recognize ordinary income rather than a capital gain. In addition, a 25% rate will apply to the extent that net capital gains attributable to the sale of depreciable real property are attributable to prior depreciation deductions that were not otherwise recaptured as ordinary income under other depreciation recapture rules.

•

For federal income tax reporting purposes, we currently intend to take the position that a distribution from us has occurred in an amount equal to the excess, if any, of the fair-market value of the common stock credited to the unitholder’s account less the amount of cash paid by the unitholder for the common stock (i.e., the amount of the cash distribution or the optional cash investment).

•	Any amount treated as a cash distribution from us will be taxable as described above in Question 29.

•

Absent guidance to the contrary, we intend to report any amounts treated as distributions to you pursuant to the plan, including discounts, that may be offered to you or brokerage fees that may be paid on your behalf, on Form 1099-DIV.

•	You are urged to consult with your tax advisor regarding the tax consequences to you of participating in the Program.

33.	May eligible common stock in my account be pledged?

You may not pledge any of the common stock in your plan account. Any attempted pledge of these shares of common stock held in your plan account will be void. If you wish to pledge any shares of common stock held in your plan account, you must first withdraw them from the plan.

34.	How are income tax withholding provisions applied to unitholders who participate in the plan?

Withholding requirements and information generally applicable to distributions from our operating partnership will apply to all amounts treated as distributions pursuant to the plan. If you fail to provide the applicable federal income tax certifications in the manner required by law, any cash distributions on units (including cash distributions that are invested), proceeds from the sale of fractional shares and proceeds from the sale of shares credited to your account will be subject to federal backup withholding. Certain unitholders are, however, exempt from backup withholding and can claim the exemptions by filing the appropriate IRS form with the payer. In addition to applicable backup withholding and information reporting, foreign unitholders will be subject to U.S. federal withholding tax on distributions. In each case where withholding is required, the appropriate amount will be withheld and the balance in shares will be credited to your account.

35.	If we issue rights to purchase securities to the holders of common stock, how will the rights on plan common stock be handled?

In the event that we make available to the holders of common stock rights to purchase additional shares of common stock or any other securities, the plan administrator will sell these rights (if the rights are saleable and detachable from the common stock) accruing to the common stock held by the plan administrator for you and invest the proceeds in additional common stock on the next dividend payment date for the common stock. In the event these rights are not saleable or detachable, the plan will hold the rights for your benefit. If you wish to receive directly any of these rights, you may do so by sending to the plan administrator, at least five business days before the rights offering record date, a written request that certificates for eligible securities in your account be sent to you.

Transaction processing may be curtailed or suspended until the completion of any rights offering.

36.	What happens if a dividend payable in common stock or a share split is declared?

Any distribution payable in common stock and any additional stock distributed by us in connection with a share split in respect of common stock credited to your plan account will be added to that account. Common stock dividends or split stock which are attributable to common stock registered in your own name and not in your plan account will be mailed directly to you as in the case of shareholders not participating in the plan.

Transaction processing may be curtailed or suspended until the completion of any share dividend, share split or similar corporate action.

37.	How will common stock held by the plan administrator be voted at meetings of shareholders?

If you are a record owner, you will receive a proxy card covering both directly held common stock and common stock held in the plan. If you hold your common stock through a broker, bank or other nominee, you should receive a proxy covering common stock held in the plan from your broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all of the common stock covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your common stock will be voted in accordance with recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, common stock registered in your name may be voted only by you and only in person.

38.	What happens if my account balance falls below one full share?

We or the plan administrator reserve the right to close your account and send you a check for the proceeds less any transaction fees.

39.	What are our responsibilities and those of the plan administrator under the plan?

We, any of our agents and the plan administrator will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability:

•	arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence,

•	with respect to the price at which common stock is purchased or sold and/or the times when such purchases or sales are made, or

•	relating to any fluctuation in the market value of our common stock.

We, any of our agents and the plan administrator will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our directors, officers, employees or shareholders will have any personal liability under the plan.

We, any of our agents and the plan administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

40.	What will be my responsibilities under the plan?

Your plan common stock may revert to the state in which you live in the event that the common stock is deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.

You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common stock or cash held by the plan administrator except as expressly provided herein.

41.	May the plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the plan at any time. Notice will be posted on our website of any suspension or termination, or of any amendment that significantly alters the plan terms and conditions, as soon as practicable after we take such an action. We will file a copy of each notice with the SEC, if required under applicable federal securities laws. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

42.	How will you interpret and regulate the plan?

We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.

43.	What law governs the plan?

The terms and conditions of the plan and its operation will be governed by the laws of the State of Tennessee, without regard to otherwise applicable principles of conflicts of law.

FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the federal income tax issues that you may consider relevant in participating in the plan. Our counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, or Baker Donelson, has reviewed this summary and is of the opinion that it describes the federal income tax considerations that are likely to be material to a holder of our common stock. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers in light of their personal investment or tax circumstances, or to prospective purchasers who are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons holding our common stock through partnerships, S corporations or other pass through entities, foreign corporations and persons who are not citizens or residents of the United States.

The statements in this section are based on the current federal income tax laws governing qualification as a REIT as of the date of this prospectus. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation Regarding the Plan

Please refer to the responses to Question 29 for a description of certain tax consequences of participation in the plan.

Taxation as a Real Estate Investment Trust

We elected to be taxed as a real estate investment trust or REIT under the U.S. federal income tax laws commencing with our taxable years ended December 31, 1994. In the opinion of Baker Donelson, we are qualified to be taxed as a REIT for our taxable years ended December 31, 1994 through our taxable years ended December 31, 2007, and our current and proposed method of operating will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2008 and in the future. Investors should be aware that Baker Donelson’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our REIT’s assets and the future conduct of our REIT’s business, and is not binding upon the IRS or any court. In addition, Baker Donelson’s opinion is expressed as of the date issued and is based on existing U.S. federal income tax law governing qualifications as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our REIT’s continued qualification and taxation as a REIT depends upon our REIT’s ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income earned from specified sources, the percentage of assets that falls within specified categories, the diversity of share ownership, and the percentage of earnings distributed. While Baker Donelson has reviewed those matters in connection with the foregoing opinion, Baker Donelson will not review our REIT’s compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements.

This section discusses the laws governing the federal income tax treatment of a REIT and our shareholders. These laws are highly technical and complex. The following discussion sets forth only the material aspects of those laws. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and related administrative and judicial interpretations thereof.

Our qualification as a REIT depends on our ability to meet on a continuing basis the qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment and our shareholders if we fail to qualify as a REIT, please read “—Failure to Qualify” below.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from an investment in a C corporation. A C corporation generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. Even if we qualify as a REIT, however, we will be subject to federal tax in the following circumstances:

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We will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on our items of tax preference under certain circumstances.

•

We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and (2) other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, which are described below under “—Requirements for Qualification—Gross Income Tests” below, and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a tax equal to (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax which we paid.

•

If we acquire any asset from a C corporation in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, or another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax is the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone, by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•

In the event of a failure of any of the asset tests occurring after January 1, 2005 (other than a de minimis failure of the 5% asset test or the 10% vote or value test), as described below under “—Requirements for Qualification—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise complies with the asset tests within six months after the last day of the quarter in which we identify the failure, and file a schedule with the Internal Revenue Service describing the assets that caused the failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification. A REIT is a corporation, trust, or unincorporated association that meets the following requirements:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable stock or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its stock or ownership certificates;

(6)	not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;

(7)	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9)	it meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements (1) through (4) during our entire taxable year and must meet requirement (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement (5), we will be deemed to have satisfied requirement (5) for such taxable year. For purposes of determining share ownership under requirement (6), an “individual” generally includes pension funds and other specified tax-exempt entities, except that a “look through” exception applies with respect to pension funds.

We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements (5) and (6) set forth above. In addition, our charter contains restrictions on the ownership and transfer of the common stock and preferred stock which are intended to assist us in continuing to satisfy the ownership requirements described in (5) and (6) above. The provisions of the charter restricting the ownership and transfer of the common and preferred stock are described in “Description of Capital Stock—Ownership Limitations.”

We currently have three corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and which does not elect to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any of our “qualified REIT subsidiaries” will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. With the exception of one “taxable REIT subsidiary”, MAA of Copper Ridge, Inc., all of our corporate subsidiaries are qualified REIT subsidiaries. Accordingly, the qualified REIT subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation. In contrast, MAA of Copper Ridge, Inc., a taxable REIT subsidiary, is subject to federal corporate income taxation.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of our operating partnership, and of any other partnership in which we have acquired or will acquire an interest, directly or indirectly, a subsidiary partnership, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

REITs are permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. As described above, we currently own one TRS, MAA of Copper Ridge, Inc. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis.

Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test includes, but is not limited to:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	gain from the sale of real estate assets; and

•	dividends or other distributions on and gain from the sale of stock in other REITs.

Second, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both income tests. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred, or to be incurred, to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We will monitor the amount of our nonqualifying income and will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of these tests to us.

Rents from Real Property. Rent that we receive from real property that we own and lease to our residents will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;

•

Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS with respect to which certain other requirements are met;

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Third, none of the rent attributable to personal property leased in connection with a lease of real property will qualify as “rents from real property” if the rent attributable to the personal property exceeds 15% of the total rent received under the lease; and

•

Fourth, we generally must not operate or manage our real property or furnish or render non-customary services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. An independent contractor is any person who does not own, directly or indirectly, more than 35% of the REIT’s stock and in which not more than 35% interest is owned, directly or indirectly, by one or more person also owning 35% or more of the REIT. However, we need not provide services through an “independent contractor,” but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our gross income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide non-customary services to our tenants without tainting the rents from the related properties.

If a portion of the rent which we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year and we do not qualify for certain statutory relief requirements, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish non-customary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Property Management. Mid-America Apartments, L.P., our operating partnership receives fees in consideration of the performance of management, landscaping and administrative services with respect to properties that are not wholly owned, directly or indirectly, by our operating partnership. A portion of such fees generally will not qualify under the 75% or 95% gross income tests. We also receive other non-qualifying income, such as income from coin-operated laundry machines and income on after-hour representatives. We believe, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

Prohibited Transactions. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property, a repossession action. Property acquired by a repossession action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years prior to 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should have been qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For taxable years beginning on or after January 1, 2005, to the extent that we or our operating partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry “real estate assets” and such hedging transaction is clearly identified before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements any periodic income or gain from the disposition of such contract will not constitute gross income for purposes of the 95% gross income test and therefore will be exempt from this test. For such taxable years, income from any hedging transaction will, however, be nonqualifying income for purposes of the 75% gross income test. To the extent that we or our operating partnership hedges with other types of financial instruments, or in other situations, it is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if:

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following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	the failure to meet such tests is due to reasonable cause and not due to willful neglect;

For taxable years prior to 2005, the schedule of our sources of gross income was required to be filed with our tax return and any incorrect information on that schedule must not have been due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation as a Real Estate Investment Trust,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year.

First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnership and limited liability companies in which we own an interest must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Third, of the investments included in the 25% asset class and except for certain investments in other REITs and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities having specified characteristics. Under recent legislation, certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, no more than 20% (25% for our tax year beginning after July 31, 2008) of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

As noted above, we have an interest in a taxable REIT subsidiary. We have jointly made a taxable REIT subsidiary election with MAA of Copper Ridge, Inc., a Texas corporation, which is wholly-owned subsidiary. The effective date of the TRS election for MAA of Copper Ridge, Inc. is June 9, 2008. The election may be revoked at any time as long as the REIT and the TRS revoke such election jointly. As a result, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 20% of the value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 5% value limitation, the 10% voting securities limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with these determinations of value. We also may make loans which must qualify under the “straight debt safe harbor” in order to satisfy the 10% value limitation described above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

(1)	we satisfied the asset tests at the close of the preceding calendar quarter; and

(2)	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that, at the end of a calendar quarter in a taxable year beginning on or after January 1, 2005, we violate the third asset test described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005 (other than a de minimis failure of the third asset test as described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which we identify such failure, (ii) we file a schedule with the IRS that identifies each asset that caused us to fail such test, and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

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the sum of (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain or loss) and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of particular items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, which we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts which we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain which we receive in a taxable year. See “—Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirement. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis particular information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with such requirements.

Failure to Qualify. For taxable year beginning on or after January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Requirements for Qualification—Gross Income Tests” and “—Asset Tests.”

If we failed to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as regular corporate dividends. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances if we would qualify for such statutory relief.

Taxable REIT Subsidiaries. As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. As previously noted, we have jointly made a taxable REIT subsidiary election with MAA of Copper Ridge, Inc., which is a wholly owned subsidiary. The effective date of the TRS election for MAA of Copper Ridge, Inc. is June 9, 2008. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to the tenants, such as third-party management, development, and other independent business activities. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns securities of a corporation with more than 35% of the value or voting power of all outstanding securities of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent which we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. However, any increase as a result of a lease modification in the rent paid by a controlled taxable REIT subsidiary would not be qualifying income for purposes of the gross income tests. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

The separate existence of a taxable REIT subsidiary or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a taxable REIT subsidiary or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders. In addition, we are not treated as holding the assets of a taxable REIT subsidiary or other taxable subsidiary corporation, and we are generally not treated as receiving any income that such subsidiary earns. Rather the stock issued by the taxable REIT subsidiary to us is an asset in our hands, and we generally treat the dividends paid to us from such taxable REIT subsidiary, if any, as income. This treatment can affect our income and asset calculations, as described in the prospectus under “Federal Income Tax Considerations—Requirements for Qualification—Asset Tests” and “Federal Income Tax Considerations—Requirements for Qualification—Income Tests.” Because we do not include the assets, and generally do not include income of taxable REIT subsidiaries or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries.

Taxation of Our Shareholders

Taxation of Taxable U.S. Shareholders. As used herein, the term “U.S. shareholder” means a holder of common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation, partnership, or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•

an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

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any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations.

Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see“—Taxation as a Real Estate Investment Trust” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends are taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold its common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which its common stock become ex-dividend. Although the scheduled tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to the stock of REITs.

Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its shares of common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax which we paid. The U.S. shareholder would increase the basis in our stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax which we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder’s common stock. Instead, such distribution will reduce the adjusted basis of such common stock. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in our common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any net operating losses or capital losses of us. Instead, such losses would be carried over by us for potential offset against its future income generally. Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of the Capital Stock. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the capital stock as long-term capital gain or loss if the U.S. shareholder has held the capital stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of capital stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the capital stock may be disallowed if the U.S. shareholder purchases other shares of capital stock within 30 days before or after the disposition.

Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0%. The maximum tax rate on long-term capital gain applicable to individual taxpayers through 2008 is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution which we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the IRS the amount of distributions which we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to distributions unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. shareholders.”

Taxation of Tax-Exempt Shareholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the stock of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of the capital stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules.

Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our shareholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Shareholders. The preceding discussion does not address the rules governing federal income taxation of the ownership and disposition of our capital stock by persons that are non-U.S. shareholders. The term “non-U.S. shareholder” refers to shareholders who are not U.S. shareholders as described above under “—Taxation of Taxable U.S. Shareholders.” The rules governing U.S. federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. Non-U.S. shareholders should consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the ownership of our capital stock, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with our company; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with our claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its capital stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that capital stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its capital stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because we generally cannot determine at the time we makes a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. For taxable years prior to 2005, a non-U.S. shareholder was taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus was taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. For taxable years beginning on and after January 1, 2005, capital gain distributions that are attributable to our sale of real property are not subject to FIRPTA and, therefore, will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. shareholder did not own more than 5% of the class on which the distributions are made during the one-year period ending on the date of the distribution. As a result, such non-U.S. shareholders generally are subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder will receive a credit against our U.S. federal income tax liability for the amount which we withhold.

A non-U.S. shareholder generally will not incur tax under FIRPTA on gains from the disposition of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of a class of our stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the disposition of our stock if that class of stock is “regularly traded” on an established securities market. Because our common stock are regularly traded on an established securities market, a shareholder owning 5% or less of our common stock will not incur tax under FIRPTA on gain from the disposition of that stock. If the gain on the sale of the stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, and subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non- U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or

•

the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

Tax Aspects of Our Investments in Mid-America Apartments, L.P. and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and our subsidiary partnerships, each individually a partnership and, collectively, our partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each partnership’s income and to deduct our distributive share of each partnership’s losses only if our partnerships are classified for federal income tax purposes as partnerships rather than as corporations or associations taxable as corporations. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as our partnerships, will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each of our partnerships reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997. In addition, our partnerships intend to continue to be classified as partnerships for federal income tax purposes and no partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, which is referred to as the 90% passive income exception.

Treasury regulations, which are referred to as the PTP regulations, provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors, the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each partnership should qualify for the private placement exclusion.

If a partnership is considered a publicly traded partnership under the PTP regulations because it is deemed to have more than 100 partners, such partnership should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason a partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “Federal Income Tax Considerations—Requirements for Qualification—Gross Income Tests” and “—Asset Tests.” In addition, any change in a partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Federal Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each partnership’s income, gains, losses, deductions, and credits for any taxable year of such partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, which is referred to as the book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our operating partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our initial public offering. Our operating partnership’s partnership agreement requires such allocations to be made in a manner consistent with the federal income tax laws governing partnership allocations.

In general, the carryover basis of the facilities contributed by us to our operating partnership will cause us to be allocated lower depreciation and other deductions, and possibly amounts of taxable income, in the event of a sale of such a facility, in excess of the economic or book income allocated to us as a result of such sale. While this will tend to eliminate the book-tax differences over the life of the partnership, the federal income tax laws governing partnership allocations do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Therefore, elimination of book-tax differences with respect to the facilities contributed by us may cause us to recognize taxable income in excess of our proportionate share of the cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “Federal Income Tax Considerations—Requirements for Qualification—Distribution Requirements.”

Under the partnership agreement of our operating partnership, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain on sale of a facility that has been contributed (in whole or in part) to our operating partnership will be specially allocated to the contributing partners to the extent of any “built-in” gain with respect to such facility for federal income tax purposes.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to our operating partnership by us, (2) increased by (A) our allocable share of our operating partnership’s income and (B) our allocable share of indebtedness of our operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of our operating partnership’s loss and (B) the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership (such decrease being considered a constructive distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our partnership interest in our operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of a Partnership’s Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a partnership on the disposition of contributed properties will be allocated first to the partners of the partnership to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the partnership on the disposition of the contributed properties, and any gain recognized by the partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the partnership.

Our share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests.” We, however, do not presently intend to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such partnership’s trade or business.

USE OF PROCEEDS

We will receive proceeds from the sale of common stock that the plan administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the plan administrator purchases in the open market or in privately negotiated transactions. We intend to use the net proceeds from our sale of common stock that the plan administrator purchases directly from us to fund our business operations and for general corporate purposes. We cannot estimate either the number of common stock or the prices of the common stock that we will sell in connection with the plan.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the plan will be sold directly by us through the plan. We may sell our common stock to owners of common stock (including brokers or dealers) who, in connection with any resales of such stock, may be deemed to be underwriters. These shares of common stock, including common stock acquired through waivers granted with respect to the share purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our shares of common stock trade or are quoted, or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange. Under certain circumstances, we expect that a portion of the common stock available for issuance under the plan will be issued pursuant to waivers granted with respect to the share purchase program of the plan. The difference between the price owners who may be deemed to be underwriters pay us for our common stock acquired under the plan, after deduction of the applicable discount from the market price, and the price at which such stock are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and optional cash payments under the plan.

Common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS

The consolidated financial statements of Mid-America Apartment Communities Inc. appearing in Mid-America Apartment Communities Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedules appearing therein), and the effectiveness of Mid-America Apartment Communities Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL OPINION

The validity of the securities offered pursuant to this prospectus or any prospectus supplement will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee. In addition, the description of federal income tax consequences contained in this prospectus is based on the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the common stock offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the common stock offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

PROSPECTUS

DIVIDEND AND DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN

3,000,000 Common Stock

The date of this prospectus is December 3, 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts, except the registration fee, are estimated):

Registration fee—Securities and Exchange Commission	$3,761
Accountant’s fees and expenses	35,000
Legal fees and expenses	35,000
Printing and engraving expenses	7,500
Transfer agent fees	2,500
Miscellaneous	500

TOTAL	$84,261

All of these expenses will be paid by Mid-America Apartment Communities, Inc.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our charter, generally, limits the liability of our directors and officers to us and the shareholders for money damages to the fullest extent permitted from time to time by the laws of Tennessee. The charter also provides, generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging a personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

We intend to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

ITEM 16.	EXHIBITS

The Exhibits furnished as part of this registration statement on Form S-3 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders of eligible securities that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Mid-America Apartment Communities, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on December 3, 2008.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr.
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Eric Bolton, Jr., Simon R.C. Wadsworth and Albert M. Campbell, III and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 3, 2008

/s/ Simon R. C. Wadsworth Simon R. C. Wadsworth	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	December 3, 2008

/s/ George E. Cates George E. Cates	Director	December 3, 2008

/s/ Alan B. Graf, Jr. Alan B. Graf, Jr.	Director	December 3, 2008

/s/ Ralph Horn Ralph Horn	Director	December 3, 2008

/s/ Mary Elizabeth McCormick Mary Elizabeth McCormick	Director	December 3, 2008

/s/ Philip W. Norwood Philip W. Norwood	Director	December 3, 2008

/s/ William B. Sansom William B. Sansom	Director	December 3, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Descriptions
3.1	Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994 (Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.2	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994 (Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).

3.3	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996 (Filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 11, 1996 and incorporated herein by reference).

3.4	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter dated November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.5	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on November 19, 1997 and incorporated herein by reference).

3.6	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of June 25, 1998, as filed with the Tennessee Secretary of State on June 30, 1998 (Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on June 26, 1998 and incorporated herein by reference).

3.7	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of A Series of Shares of Preferred Stock dated as of December 24, 1998, as filed with the Tennessee Secretary of State on December 30, 1998 (Filed as Exhibit 3.7 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.8	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 11, 2002, as filed with the Tennessee Secretary of State on October 14, 2002 (Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on October 11, 2002 and incorporated herein by reference).

3.9	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 28, 2002, as filed with the Tennessee Secretary of State on October 28, 2002 (Filed as Exhibit 3.9 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.10	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of August 7, 2003, as filed with the Tennessee Secretary of State on August 7, 2003 (Filed as Exhibit 3.10 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.11	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter, as filed with the Tennessee Secretary of State on June 2, 2008 (Filed as Exhibit 99.A to the Registrant’s annual report to shareholders on Form DEF 14A filed on March 31, 2008 and incorporated herein by reference).

3.12	Amended and Restated Bylaws of Mid-America Apartment Communities, Inc. (Filed as an Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 21, 2008 and incorporated herein by reference).

4.1	Form of Common Share Certificate (Filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

4.2	Form of 8.30% Series H Cumulative Preferred Stock Certificate (Filed as Exhibit 4.8 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

8.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding Tax Matters.

23.1*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC. (included as part of 5.1)

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC. (included as part of 8.1)

23.3*	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

24*	Power of Attorney (included on signature page hereto)